SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 14, 2007 (June 6, 2007)

UNITED HERITAGE CORPORATION
(Exact name of Company as specified in Charter)

Utah	0-9997	87-0372864
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

200 North Loraine, Suite 400
Midland, Texas 79701
(Address of Principal Executive Offices)

432-686-2618
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2 below).

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

Item 1.01   Entry into a Material Definitive Agreement

The following discussion provides only a brief description of the document described below. The discussion is qualified in its entirety by the full text of the agreement.

On October 7, 2005, we and UHC New Mexico Corporation J(“New Mexico”), our wholly-owned subsidiary, entered into a Development and Exploration Agreement with Lothian Oil, Inc. (“Lothian”), our largest shareholder, relating to certain properties and an assignment and assumption interest relative to a portion of our working interest in those properties. Under this agreement Lothian agreed to loan funds to us for the development of the Cato San Andres Unit in New Mexico. The loan was originally in the amount of $4,000,000, but was subsequently increased to $8,000,000 (the “Cato Loan”). The Cato Loan was memorialized by a promissory note signed by us and by New Mexico and was secured by New Mexico’s assets. We were able to draw down the Cato Loan as needed for development of the Cato San Andres Unit. We eventually drew down a total of $6,554,000.

On March 30, 2007 New Mexico entered into an Asset Purchase and Sale Agreement (the “Sale Agreement”) with Cano Petro of New Mexico, Inc. (the “Buyer”) and Cano Petroleum, Inc. Pursuant to the Sale Agreement, New Mexico sold all of its assets to the Buyer in exchange for $7 million in cash and 404,204 shares of restricted common stock of Cano Petroleum, Inc. (the “Restricted Securities”). The Restricted Securities may not be traded for a period of one year from the date of closing and subsequent to that date, no more than 25% of the Restricted Securities may be sold during any quarter. Immediately following the sale of its assets, New Mexico used $4,398,000 from the sale proceeds to repay a portion of the principal of the Cato Loan. After giving effect to this payment, the unpaid principal amount of the Cato Loan was $2,156,000.

Subsequent to the sale of New Mexico’s assets, New Mexico pledged the Restricted Securities to Lothian to secure payment of the balance of the Cato Loan.

On June 6, 2007 we and New Mexico entered into an agreement with Lothian whereby we agreed to transfer the Restricted Securities to Lothian as full and final payment for the Cato Loan. On the date of the agreement, the outstanding balance of the Cato Loan was $2,009,917 in principal and $434,111 of accrued interest and the closing price of the Restricted Securities was $5.27 per share.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 14, 2007

UNITED HERITAGE CORPORATION

By:	/s/ C. Scott Wilson
C. Scott Wilson, Chief Executive Officer